Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-207467), Form S-1 No. 333-271176) and Form S-8 (Nos. 333-193213, 333-221039, 333-234229, and 333-271175) of Lifecore Biomedical, Inc. (the Company) of our reports dated August 26, 2024, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of May 26, 2024.

/s/ BDO USA, P.C.
Minneapolis, Minnesota
August 26, 2024